Results of December 12, 2007shareholder meeting
 (Unaudited)

Putnam High Yield Municipal Trust

December 12, 2007 special meeting of shareholders

#1a
A proposal to approve of a Plan of Entity Conversion as follows:

Common shares

Votes for  9,836,795
Votes against 786,001
Abstentions 321,763




Preferred shares

Votes for      699
Votes against	92
Abstentions     59


#1b
A proposal to approve of an Agreement and Plan of Merger as follows:



Common shares
Vote for 9,908,930
Votes against 713,299
Abstentions 322,330

 Preferred shares

Votes for      699
Votes against	92
Abstentions     59